Exhibit 10.60

ENGAGEMENT LETTER

This consulting Agreement (“Agreement”) is entered into as of the 2nd day of March, 2016 (“Effective Date”), by and among Aeon Clinical Laboratories (“Aeon”), with address at 2225 Centennial Drive, Gainesville, GA 30504, and Windham Brannon, P.C. (Windham Brannon” or “the Firm”).

Background

Aeon and Windham Brannon wish to memorialize a business relationship whereby the Firm will perform certain services for Aeon in accordance with the terms and conditions of this Agreement.

For and in consideration of the mutual covenants described below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follow:

1.     Duties. Windham Brannon agrees to provide services as described in one or more statements of work in the form attached hereto as Schedule A that are executed by the Firm and the authorized representative of Aeon (each, a “SOW”). The services described in each SOW are referred to herein as the “Services”. The SOWs are incorporated herein and made a part of this Agreement. The Firm agrees that the Firm shall serve Aeon faithfully, to the best of the Firm’s ability and devote a sufficient amount of time to Aeon’s business affairs.

2.     Fees. Windham Brannon shall perform the Services for the professional fees set forth in each SOW. The initial SOW is attached hereto as Schedule A. Unless otherwise specified in the Statement of Work, the Firm shall submit invoices for Services rendered at the beginning of each month. Aeon agrees to pay all correct and undisputed invoices upon receipt. Invoices outstanding for more than 30 days shall be subject to a service charge of 1.5% per month.

3.     Expenses. Any necessary out-of-pocket expenses will be invoiced to Aeon Clinical Laboratories, without markup. These expenses will be subject to same payment terms of professional fees. All expenses will receive prior approval from Aeon wherever possible.

4.     Term and Termination. The term of this Agreement shall continue from its Effective Date until this Agreement is terminated or canceled as provided hereunder.

5.     Materials. Upon termination of this Agreement for any reason or upon request by Aeon, the Firm shall return immediately all documents, property, and other records and all copies thereof, within the Firm’s possession, custody or control, including, but not limited to, any materials containing any Work Product (as defined below), Trade Secrets (as defined below) or Confidential Information (as defined below) or any portion thereof.

6.     Ownership. For purposes of this Agreement, “Work Product” means the data, materials, documentation, computer programs, inventions (whether or not patentable), pictures, audio, video, animations, artistic works, and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by the Firm after the Effective Date and that either (i) is created within the scope of the Services, or (ii) has been or will be paid for by Aeon. Aeon shall own all rights in and to the Work Product, including, but not limited to, copyrights, patent rights, moral rights and trade secret rights. All pre-existing Work Products owned and licensed by Windham Brannon prior to the Effective Date of this Agreement shall remain the Firm’s Work Product. The Firm retains its rights to maintain a copy of the Work Product for its records.

7.     License to Aeon. To the extent that any pre-existing materials are contained in the materials Windham Brannon delivers to Aeon or its customers, and such pre-existing materials are not Work Product (such pre-existing materials are referred to herein as the “Licensed Materials”), the Firm grants to Aeon an irrevocable, nonexclusive, worldwide, license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and (ii) authorize others to do any of the foregoing only for the specific customer for which said materials are delivered.

8.     Warranties. The Firm warrants that the Services shall be performed in a workmanlike and professional manner in accordance with applicable industry standards. Windham Brannon warrants that the Work Product and Licensed Materials, in whole or in part, are not confidential to the Firm or any third party.

9.     Confidential Information. Each party may disclose to the other party certain Confidential Information (defined below). Both parties acknowledge and agree that the Confidential Information is the sole and exclusive property of party supplying the information (or a third party providing such information) and that the party supplying the information or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right. Both parties acknowledge and agree to hold the Confidential Information in strictest confidence and not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Confidential Information to any third party, or utilize the Confidential Information for any purpose whatsoever other than as expressly contemplated by this Agreement. With regard to Confidential Information that constitutes trade secrets under applicable law, the obligations in this Section will continue for so long as such information constitutes a trade secret under applicable law. With regard to all other Confidential Information, the obligations in this Section will continue for the term of this Agreement and for a period of three years thereafter. Both parties agree to return to each other, upon request by either party, the Trade Secrets and Confidential Information and all materials relating thereto. The foregoing obligations will not apply if and to the extent that either party provides documentation sharing that: (i) the information was already known to the receiving party, without obligation to keep such information confidential, at the time of receipt of the information from the sending party; (ii) the information communicated was received by the receiving party in good faith from a third party having no obligation to keep such information confidential; or (iii) the information communicated was publicly known at the time of receipt from the sending party. For purposes of this Agreement, “Confidential Information” means information of either party, its licensors, suppliers, customers, or prospective licensors or customers that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement.

10.   Indemnification. Each party (the “Indemnitor”) agrees to indemnify, defend and hold the other party and its directors, officers, shareholders, employees and agents harmless (the “Indemnitees”) from and against any claims, liabilities, losses, damages (including punitive and exemplary damages), causes of action or injuries, together with costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from (i) the wrongful acts or omissions of or breaches of this Agreement by the Indemnitor; (ii) any statements, claims, representations or warranties made by the Indemnitor, relating to the products of Aeon, the Work product, or the Licensed Materials, other than as authorized in writing; and (iii) infringement or claim thereof of any patent, copyright, trademark, service mark, trade name, trade secret, proprietary and/or confidential information right, and/or any other property right of a third party arising from use of any materials or deliverables provided by the Indemnitor (including, without limitation, in the case of the Firm, the Work Product and Licensed Materials) as authorized herein.

11.   Equitable Relief. Each party to this Agreement acknowledges that a breach by the other party of any of the terms or conditions of this Agreement will result in irrevocable harm to the non-breaching party and that the remedies at law for such breach may not adequately compensate the non-breaching party for damages suffered. Accordingly, both parties agree that in the event of such breach, both parties shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit either party’s right to any remedies at law, including the recovery of damages for breach of this Agreement.

12.   Severability. If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provision or parts thereof, and all other provisions and parts thereof shall continue in full force and effect. Windham Brannon acknowledges that its undertakings and agreements contained herein are each severable covenants independent of one another or any other provisions or covenants of this Agreement.

13.   Relationship of Parties. Windham Brannon acknowledges that the Firm is an independent contractor and that the Firm and its affiliates are fully responsible for federal, state and local taxes, as well as workers compensation and state unemployment insurance coverage. As an independent contractor, the Firm and its affiliates are not eligible to participate in any employee benefit program offered by Aeon to its employees. Aeon shall have no right to control and direct Windham Brannon in regard to Services performed with respect to this Agreement, not only as to the details and means by which an SOW is completed, but also as to the manner in which the result is to be accomplished. Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between Windham Brannon and Aeon, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed in writing.

14.   Law and Jurisdiction. Windham Brannon and Aeon agree that any claim or cause of action whether in law or equity, arising under or relating to this Agreement will be brought in the courts of the State of Georgia. Windham Brannon hereby consents and submits to personal jurisdiction of such courts, and to the extent permitted by law, hereby consent that all services of process may be made by certified or registered mail, postage prepaid and return receipt requested. This agreement, and all the terms and provisions herein, shall be governed by and enforced according to the laws of the State of Georgia without giving effect to any of its rules of conflicts of law.

15.   Amendments; Interpretation. This Agreement shall not be amended or modified except by a writing executed by both parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the attached Schedules represent the entire understanding of the parties concerning the subject matter hereof and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. No written waiver will constitute, or be construed as, a waiver of any other obligation or condition of this Agreement.

16.   Non-solicitation. Until the date two (2) years after the termination of this Agreement for any reason, the Firm agrees and acknowledges that neither party shall directly or indirectly solicit or induce any employee of Aeon or cause an employee to leave his or her employment without the permission of both parties. Both parties represents that they (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of the obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

17.   Non-Assignment. Due to the nature of this Agreement, Aeon acknowledges and understands that Tom Leahey is an affiliate of Windham Brannon in this engagement. With this exception, Windham Brannon shall not have the right to assign the Firm’s rights or obligations under this Agreement without the prior written consent of Aeon.

18.   Notices. All communications required or otherwise provided under this Agreement shall be in writing and shall be deemed given when delivered to the address provided below such party’s signature (as may be amended by notice, from time to time), by hand, by courier or express mail, or by registered or certified United States mail, return receipt requested, postage prepaid.

19.   Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands effective as of the date first above written.

WINDHAM BRANNON, P.C.:		Aeon Clinical Laboratories:

/s/ Thomas P. Leahey		/s/ William P. Henry
(Sign here)		(Sign here)

By:	Thomas P. Leahey	By:	William P. Henry

Title:	Principal & Practice Leader	Title:	Chief Operating Officer

Date:	March 2, 2016	Date:	March 2, 2016

Address:	3630 Peachtree Road, NE, Suite 600	Address:	2225 Centennial Drive, Gainesville, GA
	Atlanta, GA 30326		30504

SCHEDULE A

Statement of Work

This Schedule is an attachment of the Engagement Letter between Aeon Clinical Laboratories (“Aeon”) and Windham Brannon, P.C. (“Windham Brannon” or “the Firm”) dated the 2nd day of March, 2016 (“Agreement”) and is governed by the terms and provisions set forth in the Agreement.

COMPENSATION AND PAYMENT WINDHAM BRANNON:

The rate of payment for this engagement is $12,500 per month. Partial month billing will be pro-rated as to actual days divided by the number of working days. The entire agreement will renew at the end of each 30 day period unless terminated by Aeon. The minimum term is 90 days from the execution of this agreement.

Reporting	Chief Operating Officer / CEO / Chairman
Start Date	March 2, 2016

Duties

- Development of financial and governance policies.

- Development of long-term strategic and financial plan.

- Assessment and development of overall reporting/accounting function(s).

- Assessment and development/refinement of treasury function.

- Development of appropriate capital plan and subsequent transaction support.

- Assessment of potential business combinations and subsequent transaction support including target diligence.

- Leadership in external public filings including Form 10K, 10Q, and 8K.

- Review and optimization of QuickBooks with possible migration plan.

- Activities as directed by executive management.